Exhibit 10.1
CONTRACT PURCHASE AGREEMENT
This Contract Purchase Agreement is entered into as of September 13, 2011 by and between World Energy Solutions, Inc., a Delaware corporation (the “Buyer”), and Co-eXprise, Inc., a Delaware corporation (the “Seller”).
This Agreement contemplates a transaction in which the Buyer will purchase certain contracts from the Seller and perform the Seller’s obligations under those contracts.
Upon and subject to the terms and conditions of this Agreement, and in consideration of the representations, warranties and covenants in this Agreement contained, the Parties agree as follows (capitalized terms used in this Agreement will have the meanings ascribed to them in Article IX):
ARTICLE I
THE CONTRACT PURCHASE
1.1 Purchase and Sale of Contracts. The Buyer will purchase the Assigned Contracts listed on Schedule 1.1 from the Seller, and the Seller will sell, assign and deliver all of its right, title and interest in the Assigned Contracts to the Buyer, for the consideration specified in Section 1.3.
1.2 Assumption of Obligations. The Buyer will assume and become responsible for, from and after the Closing, only the Assumed Obligations.
1.3 Purchase Price. The Purchase Price to be paid by the Buyer for the Assigned Contracts will consist of $4,000,000 in cash.
1.4 The Closing.
(a) The Closing will take place remotely concurrently with the execution and delivery of this Agreement on the Closing Date. All transactions at the Closing will be deemed to take place simultaneously, and no transaction will be deemed to have been completed and no documents or certificates will be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.
(b) At the Closing:
(a) the Seller will deliver to the Buyer:
(1) an assignment and assumption agreement, substantially the form of the agreement attached as Exhibit A, and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Assigned Contracts;
(2) copies of all of the waivers, permits, consents, approvals, authorizations, registrations, filings and notices, which are required on the part of the Seller;

(3) documents evidencing the release or termination of all Security Interests on the Assigned Contracts, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests; and
(4) such other certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certificates of registration as an energy broker and/or aggregator in those jurisdictions, and a certificate as to the incumbency of officers and the adoption of authorizing resolutions) as Buyer will reasonably request in connection with the Closing.
(c) the Buyer will deliver to the Seller:
(1) such certificates and instruments (including a certificate of good standing of the Buyer in its jurisdiction of organization and a certificate as to the incumbency of officers and the adoption of authorizing resolutions) as Seller will reasonably request in connection with the Closing; and
(2) the Purchase Price, by (i) wire transfer or other delivery of $3,775,000 in immediately available funds to an account designated by the Seller, (ii) deposit of $150,000 in escrow pursuant to the Escrow Agreement attached as Exhibit B pending receipt of a consent by Allegheny County to the assignment of the Marketplace Sourcing Agreement: Energy between the Seller and Allegheny County, and (iii) deposit of $75,000 in escrow pursuant to the Escrow Agreement and subject to the terms of Section 1.6(b).
1.5 Allocation. The Buyer and the Seller agree to allocate the Purchase Price among the Assigned Contracts and the non-competition covenants set forth in Section 6.3 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached as Schedule 1.5. Buyer and Seller agree to use the allocations determined pursuant to this Section 1.5 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Code, and the Treasury regulations promulgated thereunder.
1.6 Post Closing Reimbursement and Adjustment.
(a) Reimbursement. The Seller will reimburse the Buyer in an amount equal to $129,775 in respect of invoices generated from September 1, 2011 to September 30, 2011. Seller shall remit such amount to Buyer by October 31, 2011.
(b) True-Up.
(i) The calculation of the Purchase Price was based, in part, on backlog associated with the Supplier Agreements calculated as set forth on Schedule 1.6 (“Backlog”). Backlog relates to contracts in force as of September 1, 2011 representing transactions between energy suppliers and end users of energy (customers) as outlined on Schedule 1.6 related to commodity brokerage assuming end users consume energy at projected levels. Within thirty (30) days following October 31, 2012 (the “True Up Date”), Buyer shall prepare and deliver to Seller a final determination of the Backlog as of the True Up Date (“Final Backlog”) and, based thereon, calculate the amount payable, if any, pursuant to this Section 1.6(b) (the “True Up Amount”), accompanied by such schedules as it has prepared to support each such determination. Seller shall be entitled to review any working papers, trial balances and similar materials relating to such statements prepared by or on behalf of Buyer.

(ii) Within thirty (30) days after receipt of such statements and schedules (the “Objection Period”), Seller must notify Buyer of any objections to Buyer’s determinations of the Final Backlog and True Up Amount, providing in reasonable detail the basis for such objections. In the event that Seller does not timely or properly notify Buyer within the Objection Period that Seller has any objections to such statements or Buyer’s calculation of the final True Up Amount, then the Final Backlog and True Up Amount shall be final and binding hereunder. In the event that Seller does notify Buyer, within the Objection Period, that Seller has any such objection, then Buyer and Seller shall attempt to resolve such disputed items. In the event Seller and Buyer are unable to resolve the disputed items within thirty (30) days after receipt by Buyer of Seller’s notice of dispute, the parties’ respective independent certified public accountants shall attempt to resolve the disputed items. In the event that such accounting firms are unable to resolve such disputed items within sixty (60) days of Seller’s notice of dispute, such disputed items shall be referred to such independent accounting firm as mutually agreed upon by Buyer and Seller or, in the absence of such agreement such independent accounting firm as Seller and Buyer’s respective accounting firms jointly appoint to finally resolve such disputed items (provided that such firm has not within the preceding thirty-six (36) months had a, and does not have a current or prospective, business relationship with Buyer or Seller, or any of their respective Affiliates. The determination of such accounting firm shall be made as promptly as possible and shall be final and binding upon the parties absent demonstrable error acknowledged by such accounting firm. Seller and Buyer each shall be permitted to submit such data and information to such accounting firm as such party deems appropriate. The parties shall share responsibility for the out-of-pocket expenses and fees incurred in connection with resolving such disputed items as follows: (A) if the accounting firm resolves the objections substantially in favor of Buyer’s position, Seller will be responsible for all of the fees and expenses of the accounting firm, (B) if the accounting firm resolves the objections substantially in favor of Seller’s position, Buyer will be responsible for all of the fees and expenses of the accounting firm; and (C) if the accounting firm neither resolves the objections in favor of Buyer’s position nor resolves the objections in favor of the Seller’s position, the fees and expenses of the accounting firm shall be allocated between, and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
(iii) If the actual Backlog received by the Buyer for the period beginning on October 1, 2011 and ending on September 30, 2012 is at least 95% but not more than 105% of the expected Backlog as reflected in Schedule 1.6, then the $75,000 deposited in escrow pursuant to Section 1.4(c)(2)(iii) will be released to Seller. For example: total Backlog from October 1, 2011 through September 30, 2012 is represented to be $1,483,545. If actual cash received from the customers listed on Schedule 1.6 for contracts in force as of the Closing Date is equal to or greater than $1,409,367 but less than $1,557,722, then the $75,000 deposited in escrow would be released to Seller. If actual Backlog received is less than 95% of expected Backlog, then the Seller will be responsible to refund the difference between the actual percentage achieved and 95% to the Buyer. Any amounts to be refunded by Seller to Buyer will first be deducted from the $75,000 amount in escrow. To the extent the amount to be refunded to Buyer is greater than the amount in escrow, Seller will make an additional payment to Buyer in the amount greater than $75,000. If actual Backlog received is greater than 105% of expected Backlog, then the Buyer will remit the difference to Seller for the amount actual backlog received exceeds 105%. For example, if actual Backlog received is $1,261,013, or 85% of expected Backlog, then Seller would owe the Buyer $148,354, representing the difference between the amount actually collected and $1,409,367. This amount due would first be satisfied out of the amount in escrow of $75,000, with the Seller making a payment of $73,354 to Buyer for the incremental difference. If actual Backlog received is $1,631,900, or 110% of expected Backlog, then Buyer would remit to Seller $74,178, and the full amount in escrow would be released to Seller. All calculations and amounts due hereunder will be made by November 30, 2012.

1.7 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller will execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably require to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Assigned Contracts and to place the Buyer in actual possession and operating control thereof.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement. The Disclosure Schedule will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.
2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Seller is duly qualified to conduct business and is in good standing (including tax good standing) under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification. The Seller has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Seller is not in default under or in violation of any provision of its organizational documents and agreements.
2.2 Authorization of Transaction.
(a) The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery, performance, and consummation by the Seller of the transactions contemplated in this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary action on the part of the Seller.
(b) This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

2.3 Noncontravention. Except as disclosed on Section 2.3 of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational and operational documents of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets are subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.
2.4 Absence of Certain Changes. Since August 15, 2011, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect, and (b) the Seller has not:
(a) mortgaged or pledged an Assigned Contract or subjected an Assigned Contract to any Security Interest;
(b) amended its organizational or operating documents or agreements in a manner that could have an adverse effect on the transactions contemplated by this Agreement;
(c) entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waive any rights under, any Assigned Contract; or
(d) instituted or settled any Legal Proceeding with respect to an Assigned Contract.
2.5 Tax Matters.
(a) The Seller has properly filed on a timely basis all material Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Seller has properly paid on a timely basis all material Taxes that were due and payable, whether or not shown on its Tax Returns, except (i) for Taxes being contested in good faith for which the Seller has set aside adequate reserves or (ii) where an improper payment or non-payment would not have a Seller Material Adverse Effect. All material Taxes that the Seller is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity except where failure to withhold or collect would not have a Seller Material Adverse Effect.

(b) No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed.
(c) The Seller is not a party to any litigation regarding Taxes.
(d) There are no Security Interests with respect to Taxes upon any of the Assigned Contracts, other than with respect to Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes with respect to any of the Assigned Contracts.
2.6 Ownership and Condition of Assigned Contracts. The Seller is the true and lawful owner, and has good title to, all of the Assigned Contracts, free and clear of all Security Interests (except for Security Interests in favor of S&T Bank to be released in connection with the Closing). Upon the Closing, the Buyer will become the true and lawful owner of, and will receive good title to, the Assigned Contracts, free and clear of all Security Interests.
2.7 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Seller which (a) seeks either damages or equitable relief in any way relating to the Business or the Assigned Contracts or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Seller.
2.8 Employees. Each current or past employee of the Seller that performs services for the Business has entered into a confidentiality and assignment of inventions agreement with the Seller, a copy or form of which has previously been delivered to the Buyer. Section 2.8 of the Disclosure Schedule contains a list of all employees of the Seller that perform services for the Business who are a party to a non-competition agreement with the Seller. Copies of such agreements have previously been delivered to the Buyer. Each such agreement referenced in the two preceding sentences to which the Seller is a party will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing. For the avoidance of doubt, the non-competition agreements referred to herein are not being assigned to Buyer as a part of this Agreement; rather, Seller will enforce any such agreement on Buyer’s behalf upon request pursuant to Section 6.3.
2.9 Legal Compliance. The Seller has, at all times, conducted its business in compliance in all material respects with each applicable material law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Seller has not received any written notice or written communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.
2.10 Permits. Section 2.10 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller with respect to the Business. The listed Permits are the only Permits that are required for the Seller to conduct the Business as presently conducted or as proposed to be conducted. Each Permit is in full force and effect; the Seller is in compliance in all material respects with the terms of each Permit; and, to the knowledge of the Seller, no suspension or cancellation of any Permit is threatened and there is no basis for believing that any Permit will not be renewable upon expiration. Each Permit is assignable by the Seller to the Buyer without the consent or approval of any party and will continue in full force and effect immediately following the Closing.

2.11 Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.12 Disclosure. No representation, warranty, or statement made by the Seller in this Agreement or the Disclosure Schedule omits to state a material fact necessary to make the statements in this Agreement or the Disclosure Schedule, in light of the circumstances in which they were made, not misleading.
2.13 Government Contracts.
(a) The Seller has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; to the Knowledge of Seller, no such suspension or debarment has been threatened or initiated; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Seller. The Seller has not been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the Knowledge of the Seller, has any such audit or investigation been threatened. To the Knowledge of the Seller, there is no valid basis for (i) the suspension or debarment of the Seller from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Seller has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.
(b) To the Knowledge of the Seller, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections); and the Seller has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement.
3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery, and consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Buyer will constitute, a valid and binding obligation of the Seller, enforceable against the Buyer in accordance with its terms.
3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.
ARTICLE IV
[RESERVED]
ARTICLE V
[RESERVED]

ARTICLE VI
POST-CLOSING COVENANTS
6.1 Benefits. If (i) any of the Assigned Contracts or other assets or rights constituting Assigned Contracts may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller has not obtained such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights will not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer will not assume the Seller’s liabilities or obligations with respect thereto at the Closing, (B) the Seller will use its Reasonable Best Efforts to obtain the necessary consent or approval as soon as practicable after the Closing, (C) upon the obtaining of such consent or approval, the Buyer and the Seller will execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer, and (D) from and after the Closing until the assignment of each such Assigned Contract pursuant to clause (C) above, Seller and Buyer will cooperate in a commercially reasonable manner to reach a mutually agreeable arrangement under which Buyer will obtain the full rights and benefits and assume the obligations of each of the Assigned Contracts until such required consents are obtained.
6.2 Proprietary Information. From and after the Closing, the Seller will not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and will use its Reasonable Best Efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Assigned Contracts, the Business or the Buyer or its business (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents with respect to Assigned Contracts or the Business (i) are currently used in the retained businesses of the Seller in a manner that will not breach Section 6.3(a), or (ii) will have become public knowledge other than through improper disclosure by any of the Seller or an Affiliate. Upon the request of the Buyer, the Seller will use Reasonable Best Efforts to enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Assigned Contracts or the Business that are not Assigned Contracts.
6.3 Non-Competition.
(a) For a period of five (5) years after the Closing Date, the Seller will not, either directly or indirectly as an owner, partner, employer, investor, lender, consultant, or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service used solely with respect to the Business by the Seller within the three-year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the Business as conducted as of the Closing Date or during the three-year period prior to the Closing Date. Upon the request of the Buyer, and at Buyer’s sole cost and expense, the Seller will use Reasonable Best Efforts to enforce, for the benefit of the Buyer, all non-competition and similar agreements between the Seller and any other party that are not Assigned Contracts. For the avoidance of doubt, the conduct of the business of the mineral rights division of the Co-eXprise Energy MarketPlace and the use and sale of software that contains an energy procurement module and services supporting such module in connection therewith will not be deemed to be competitive with the Business, so long as energy procurement modules are sold as a part of a multi-module package and not individually.

(b) The Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.2 are reasonable. If any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision will remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.
(c) The Seller will, and will use its Reasonable Best Efforts to cause its Affiliates to, refer all inquiries regarding the Business and the products and services related thereto to the Buyer.
6.4 Collection of Assigned Contract Revenues.
(a) None of the Supplier Agreements are being assigned to the Buyer. Instead, the Seller will use its reasonable Best Efforts to collect any and all amounts due the Seller pursuant to the Supplier Agreements. The Seller will direct all suppliers making payments pursuant to the Supplier Agreements to remit payment directly to a lockbox that will be established with Silicon Valley Bank pursuant to a lockbox agreement. The Seller agrees that it will forward promptly to the lockbox any monies, checks or instruments received by the Seller after the Closing Date (a) pursuant to Supplier Agreements with respect to the Assigned Contracts and (b) related to items invoiced or to be invoiced after October 1, 2011, as reflected in Schedule 1.6. The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer pursuant to Supplier Agreements and which relate solely to the Assigned Contracts.
(b) If and to the extent that after the Closing Date, Buyer collects revenue pursuant to the Assigned Contracts that relates to an invoice generated prior to September 1, 2011, Buyer shall remit such amounts to Seller within thirty days after the end of the calendar month in which such amounts were received along with such schedules it has prepared to support the determination of such amount. Seller shall have the right at its expense to examine those financial records of Buyer as may be reasonably necessary to confirm the accuracy of the schedules provided to Seller and any calculations or payments made by Buyer hereunder. The Buyer will afford Seller access to the records during normal business hours, upon reasonable advance notice given by the Seller, and subject to such reasonable limitations as the Buyer may impose to delete competitively sensitive or privileged information.

6.5 Availability of Records. Seller and Buyer will each make available to the other any records in the nonrequesting party’s custody or control for the purpose of preparing any financial statement or tax return or preparing for or defending any tax-related examination of the requesting party by any governmental body. The party requesting the records will reimburse the nonrequesting party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting party. The nonrequesting party will afford access to the records during normal business hours, upon reasonable advance notice given by the requesting party, and subject to such reasonable limitations as the nonrequesting party may impose to delete competitively sensitive or privileged information. Notwithstanding the foregoing, in no event shall either party have any obligation to retain records after the second anniversary of the Closing Date unless an Indemnification Claim has been made pursuant to Section 7.1 with respect to the subject matter of such records.
ARTICLE VII
INDEMNIFICATION
7.1 Indemnification by the Seller. The Seller will indemnify Buyer (and its officers, directors, employees, and Affiliates) in respect of, and hold the Buyer (and its officers, directors, employees, and Affiliates) harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:
(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement; or
(b) any failure of the Seller to perform any covenant or agreement contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement.
7.2 Indemnification by the Buyer. The Buyer will indemnify the Seller (and its officers, directors, employees, and Affiliates) in respect of, and hold the Seller (and its officers, directors, employees, and Affiliates) harmless against, any and all Damages incurred or suffered by the Seller or any Affiliate resulting from, relating to or constituting:
(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or
(b) any failure of the Buyer to perform any covenant or agreement contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement.

7.3 Indemnification Claims.
(a) An Indemnified Party will give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification will be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party will be indemnified pursuant to this Article VII and (B) the amount of damages claimed is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms of this Agreement to, so assume control of the defense of a Third Party Action, the Indemnified Party will control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party will keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action will be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, conditioned or delayed.
(b) In order to seek indemnification under this Article VII, an Indemnified Party will deliver a Claim Notice to the Indemnifying Party.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a Response, in which the Indemnifying Party will: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and arrange for immediate payment of the Claimed Amount to the Indemnified Party by check or by wire transfer, (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (if during the 20-day period following the delivery of a Claim Notice the Indemnifying Party and the Indemnified Party have negotiated an Agreed Amount) and arrange for immediate payment of the Agreed Amount to the Indemnified Party by check or by wire transfer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party will use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party will discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) will become effective with respect to such Dispute. The provisions of this Section 7.3(d) will not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute will be resolved in a state or federal court sitting in the Commonwealth of Massachusetts, in accordance with Section 10.12.
(e) If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration will be conducted by the Arbitrator in accordance with the Commercial Rules in effect from time to time and the following provisions.
(a) If there is a conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement will prevail and be controlling.
(b) The parties will commence the arbitration by jointly filing a written submission with the office of the AAA having responsibility for matters to be arbitrated in Boston, Massachusetts, in accordance with Commercial Rule 5 (or any successor provision).
(c) No depositions or other discovery will be conducted in connection with the arbitration.
(d) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator will be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator will have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(e) The Arbitrator will have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties.
(f) In connection with any arbitration proceeding pursuant to this Agreement, each party will bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which will not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) will be shared equally by the Indemnified Party and the Indemnifying Party.
(f) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party will be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party will be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).
7.4 Survival of Representations and Warranties. The representations and warranties of the Parties will survive the Closing of this Agreement. No party will be entitled to assert any claim against the other party for misrepresentations, or breaches of warranties, under this Agreement unless the applicable Indemnified Party asserting such claim notifies the Indemnifying Party in writing of such claim on or prior to the first anniversary of the Closing Date; provided, that the one-year limitation on claims will not apply to any representation or warranty in this Agreement or in any Ancillary Agreement, as the case may be, in respect of or pursuant to any of Sections 2.1, 2.2 and 2.5 (the “Specified Representations”), which will survive without limitation. The rights to indemnification set forth in this Article VII will not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification under this Agreement or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

7.5 Exclusive Remedy. Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII will be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement. Notwithstanding the foregoing, neither Seller, on the one hand, nor Buyer, on the other hand, will have any liabilities under or pursuant to this Agreement for any misrepresentations or breaches of warranties under this Agreement until such liabilities exceed in the aggregate One Hundred Seventy-Five Thousand US Dollars (US$175,000) (the “Basket Amount”), at which time such indemnifying party(ies) will be fully liable for all such liabilities in excess of the Basket Amount. The maximum aggregate indemnification obligation of Seller under this Agreement will not, except in the case of fraud or intentional misrepresentation, exceed (i) an amount equal to 50% of the Purchase Price or (ii) in connection with breaches of the Specified Representations, the aggregate Purchase Price. In no event will the indemnification obligations of the Seller under this Agreement exceed one hundred percent (100%) of the Purchase Price actually received by the Seller.
7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII will be treated as an adjustment to the Purchase Price for tax purposes.
ARTICLE VIII
[RESERVED]
ARTICLE IX
DEFINITIONS
For purposes of this Agreement, each of the following terms will have the meaning set forth below.
“AAA” will mean the American Arbitration Association.
“Affiliate” will mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.
“Agreed Amount” will mean part, but not all, of the Claimed Amount, as negotiated and agreed between the Indemnifying Party and the Indemnified Party in accordance with Section 7.3(c).
“Ancillary Agreements” will mean the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).
“Arbitrator” will mean a single arbitrator selected by the Buyer and the Seller in accordance with the Commercial Rules.
“Assigned Contracts” will mean the customer contracts listed on Schedule 1.1.

“Assumed Obligations” will mean all obligations of the Seller arising after the Closing under the Assigned Contracts, other than any liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract.
“Business” means the Seller’s energy procurement division of the Co-eXprise Energy MarketPlace business. For the avoidance of doubt, the Business will not include Seller’s mineral rights division of the Co-eXprise Energy MarketPlace business or the software business of Co-eXprise.
“Buyer” will have the meaning set forth in the first paragraph of this Agreement.
“Claim Notice” will mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
“Claimed Amount” will mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
“Closing” will mean the closing of the transactions contemplated by this Agreement.
“Closing Date” will mean September 13, 2011.
“Commercial Rules” will mean the Commercial Arbitration Rules of the AAA.
“Controlling Party” will mean the party controlling the defense of any Third Party Action.
“Damages” will mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).
“Disclosure Schedule” will mean the disclosure schedule provided by the Seller to the Buyer on the date of this Agreement and accepted in writing by the Buyer.
“Dispute” will mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
“Governmental Entity” will mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” will mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.
“Indemnifying Party” will mean the party from whom indemnification is sought by the Indemnified Party.
“Known” or “Knowledge” — an individual will be deemed to have Knowledge of a particular fact or other matter if:
(i)	that individual is actually aware of that fact or matter; or
(ii)	a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty in this Agreement.
As it relates to the Seller, “Knowledge” will mean the Knowledge of William Blair, Joseph Funtal, Greg Anderson, and Nicholas Seitanakis.
“Legal Proceeding” will mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
“Non-controlling Party” will mean the party not controlling the defense of any Third Party Action.
“Ordinary Course of Business” will mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
“Parties” will mean the Buyer and the Seller.
“Permits” will mean all permits, broker’s licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity necessary for the Seller to perform under the Assigned Contracts.
“Purchase Price” will mean the purchase price to be paid by the Buyer for the Assigned Contracts.
“Reasonable Best Efforts” will mean best efforts, to the extent commercially reasonable.
“Response” will mean a written response containing the information provided for in Section 7.3(c).
“Security Interest” will mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.

“Seller” will have the meaning set forth in the first paragraph of this Agreement.
“Seller Material Adverse Effect” will means any adverse change, event, circumstance or development with respect to the Seller that, (i) individually or in the aggregate is or would reasonably be expected to be materially adverse to the Business or the Assigned Contracts, (ii) does, or would reasonably be expected to, prevent or materially delay the ability of the Seller to perform its obligations under this Agreement or the Ancillary Agreements, or (iii) does, or would reasonably be expected to, prevent or materially delay the ability of the Buyer to receive the benefits of and perform under the Assigned Contracts immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” will have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.
“Supplier Agreements” will mean all of the agreements Seller has with suppliers with respect to the payment of broker or aggregator fees pursuant to the Assigned Contracts.
“Taxes” will mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
“Tax Returns” will mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
“Third Party Action” will mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.
ARTICLE X
MISCELLANEOUS
10.1 Press Releases and Announcements. No Party will issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party. However, either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule.
10.2 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement between the Parties and, with the exception of the Confidentiality Agreement dated April 14, 2011 between the Buyer and the Seller, supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter of this Agreement. The Confidentiality Agreement will remain in effect in accordance with its terms.
10.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. The Seller may not assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the Buyer. Any attempted assignment in contravention of this provision will be void.
10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature or electronic signature.
10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
10.7 Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to:

Co-eXprise, Inc.	Schnader, Harrison, Segal & Lewis LLP
6021 Wallace Road Extension	120 Fifth Avenue
Suite 300	Suite 270
Wexford, PA 15090	Pittsburgh, PA 15222
Attn: General Counsel	Attn: Adam F. Kelson, Esq.

If to the Buyer:	Copy to:

World Energy Solutions, Inc.	Jeffrey L. Donaldson, Esq.
446 Main Street	Mirick O’Connell
Worcester, MA 01608	100 Front Street
Attn: General Counsel	Worcester, MA 01608
Any Party may give any notice, request, demand, claim, or other communication under this Agreement using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Each Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

10.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made under this Agreement and any other questions of arbitration law or procedure arising under this Agreement) will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.
10.9 Amendments and Waivers. The Buyer and the Seller may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by each of the Buyer and the Seller. No waiver by any Party of any right or remedy under this Agreement will be valid unless the same will be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant under this Agreement will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified.
10.11 Expenses. Except as set forth in Article VII, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
10.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1 and 6.2) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that each other Party will be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 10.13 will not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) will govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.

10.13 Construction.
(a) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party.
(b) Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(c) Any reference to any Article, Section or paragraph will be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
EXECUTED under seal as of the date first above written.

Buyer:

World Energy Solutions, Inc.

By:	/s/ James F. Parslow, CFO

Seller:

Co-eXprise, Inc.

By:	/s/ William R. Blair, CEO

Exhibits

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Escrow Agreement
Schedules

1.1	Assigned Contracts
1.5	Allocation of Purchase Price
1.6	Calculation of Guaranteed Revenues
Article II	Disclosure Schedule

EXHIBIT A
ASSIGNMENT AND ASSUMPTION OF CONTRACTS
This Assignment and Assumption of Contracts (this “Assignment”) dated as of September 13, 2011 (the “Effective Date”) is by and between Co-eXprise, Inc. (“Assignor”) and World Energy Solutions, Inc. (“Assignee”).
RECITALS
Assignor, as Seller, and Assignee, as Buyer, are parties to a Contract Purchase Agreement dated as of September 13, 2011 (the “P&S”). Capitalized terms used but not defined in this Assignment have the meanings ascribed in the P&S.
Assignor desires to assign all of its right, title and interest in and to all of the Assigned Contracts set forth on Schedule 1.1 attached to the P&S to Assignee and Assignee desires to acquire all of Assignor’s right, title and interest in and to the Assigned Contracts.
TERMS OF AGREEMENT
For and in consideration of the recitals set forth above, and the covenants and agreements set forth below and other valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:
1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in the Assigned Contracts. Assignor hereby represents that the Assigned Contracts previously delivered to Assignee are complete, accurate and true copies of the Assigned Contracts, including all amendments.
2. Assumption. Assignee hereby assumes and agrees to perform, fulfill and observe all of the covenants, agreements, obligations and liabilities of Assignor under the Assigned Contracts arising on and after the Effective Date. Assignor agrees to pay, perform, fulfill and observe all of the covenants, agreements, obligations and liabilities prior to the Effective Date.
3. Terms of the Purchase Agreement. The terms of the P&S are incorporated herein by this reference. Assignor and Assignee acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the P&S shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein, and subject to all limitations contained in the P&S. In the event of any conflict or inconsistency between the terms of the P&S and the terms hereof, the terms of the P&S shall govern.
4. Notices. All notices, demands, requests and other communications necessary or desirable under this Assignment shall be in writing and shall be deemed properly served if sent in accordance with Section 10.7 of the P&S.

5. Binding Effect. The provisions of this Assignment are binding on and inure to the benefit of Assignor, its successors and assigns, and Assignee, its successors and assigns.
6. Headings. The section headings used in this Assignment are for reference and convenience only and shall not be used in the interpretation of this Assignment.
7. Counterparts. This Assignment may be signed in several counterparts, each of which is an original, but all of which constitute a single instrument.
EXECUTED under seal as of the date first written above.

Assignor: Co-eXprise, Inc.
By:
William Blair, CEO

Assignee: World Energy Solutions, Inc.
By:
James F. Parslow, CFO

2

Exhibit B

Escrow Agreement (Single Depositor)
Depositor: World Energy Solutions, Inc.
Beneficiary: Co-eXprise, Inc.
This Escrow Agreement (“Agreement”) is entered into among Silicon Valley Bank (“Escrow Agent”), having its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054, Depositor and Beneficiary, collectively referred to herein as Parties.
Escrow Account #:
(Assigned upon receipt of signed escrow agreement)
Purpose of Escrow (the Transaction):
(Please provide a brief description of transaction (e.g.) asset purchase agreement dated MM/DD/YY)
Contract purchase agreement dated September 13, 2011, as further described in sections 1.4 (c) (2) and 1.6 (b) (iii)
Depositor and Beneficiary desire to establish this Agreement for the purpose of facilitating and regularizing the receipt of monies due, and disbursement of those monies in connection with the Transaction (as described above). The Escrow Agent will receive funds due and disburse the funds per instructions described in this Escrow Agreement.
The parties hereby agree as follows:
1.
Appointment of the Escrow Agent. Depositor and Beneficiary do hereby appoint, constitute and designate Silicon Valley Bank as their Escrow Agent for the purposes set forth herein, and the Escrow Agent accepts the agency created under this Agreement and agrees to perform the obligations as stated herein.

2.	Conflict with Other Agreements. Depositor and Beneficiary agree that this Agreement supersedes any conflicting terms contained in any other agreement or understanding pertaining to the monies.
3.
Deliveries to Escrow Agent. The Depositor shall deliver to the Escrow Agent via wire transfer or book transfer an initial deposit in the sum of $225,000.00. Depositor and Beneficiary agree that additional funds may be deposited into the Escrow account during the term of the Escrow agreement. Escrow Agent shall acknowledge receipt of such amount(s) and agrees to hold and disburse said amount(s) (collectively, the Escrow Amount) in accordance with the terms and conditions of this Escrow Agreement and for the uses and purposes stated herein. Such amount(s) shall be delivered into escrow in accordance with the instructions in Exhibit B.

4.	Investment of Funds. All such funds will be deposited to the Escrow Account, which shall be a non-interest bearing account.
5.
Responsibilities of Escrow Agent. The duties and responsibilities of the Escrow Agent shall be those expressly set forth in this Agreement. No implied duties of the Escrow Agent shall be read into this Agreement and the Escrow Agent shall not be subject to, or obligated to recognize any other agreement between or direction or instruction of, any or all of the parties hereto. The Escrow Agent shall also not be responsible for the duties of Depositor and Beneficiary to each other.

6.	Disbursements.
6.1 Depositor and Beneficiary agree that from time to time they shall deliver to the Escrow Agent joint written instructions, substantially in the form of Exhibit C hereto executed by both the Depositor and Beneficiary (“Disbursement Instructions”) requesting disbursement of any or all portion of funds to the Depositor and/or Beneficiary. Escrow Agent shall release requested amount, less any fees payable in connection with this Escrow, to the Depositor and/or Beneficiary in accordance with wire instructions contained therein. Depositor and Beneficiary anticipate all funds will be disbursed by November 30, 2012. Any funds remaining in the Escrow Account after such date shall be returned to the Depositor.

Escrow Agreement (Single Depositor)
6.2 Any requests to extend the date noted in Section 6.1 require the written consent of both Depositor and Beneficiary. Such request is not effective until confirmed in writing by Escrow Agent.
7.
Fees. The fees of the Escrow Agent for services rendered in connection with this Escrow Agreement are outlined in Exhibit A. It is the responsibility of the Designated Party (Exhibit A) to pay the required fees to the Escrow Agent. Any fees not paid by the Designated Party will be deducted from the Escrow Amount prior to disbursement of the funds.

8.
Instructions and Directions to Agent. The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any person or entity, except notices or instructions as provided for in this Agreement (Disbursement Instructions) and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment, or decree shall be made or entered by any court affecting such property or any party hereto, then in any such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside, or vacated.

9.
Agent’s Right to Rely on Genuineness of Instrument. The Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any instrument furnished to it hereunder and believed by it to be genuine and believed by it to have been signed or presented by the appropriate party or parties described in this Agreement. The Escrow Agent shall not be responsible nor liable in any respect on account of the lack of authority, or lack of right of any such person executing, or delivering or purporting to execute, deposit or deliver any such document, funds or endorsement of this Agreement or on account of or by reason of forgeries, or false representations.

10.
Indemnity and Hold Harmless of Bank. Depositor and Beneficiary hereby agree to indemnify and hold harmless Escrow Agent, its affiliates and their respective directors, officers, agents and employees (“Indemnified Persons”) against any and all claims, causes of action, liabilities, lawsuits, demands and damages (each, a “Claim”) arising from this Agreement, including without limitation, any and all court costs and reasonable attorneys’ fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, including, but not limited to, any Claims arising as a result of Escrow Agent’s adherence to instructions from Depositor and Beneficiary; provided that no Indemnified Person shall be entitled to be indemnified to the extent that such Claims result from an Indemnified Person’s gross negligence or willful misconduct. This provision shall survive the termination of this Agreement.

11.
Disagreements. In the event of any disagreement between the parties and/or any other person, resulting in an adverse claim or demand being made in connection with this Agreement, Escrow Agent shall not become liable to the parties for damages or interest for Escrow Agent’s failure or refusal to comply with conflicting or adverse demands, and Escrow Agent may continue to refuse to act until the disagreement is resolved by the parties or by the court in which the Escrow Agent files a request for interpleader.

12.
Relationship of the Parties. Other than the escrow agency described herein, nothing in this Agreement shall create any other agency or fiduciary relationship between Depositor, Beneficiary and Escrow Agent.

13.
Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, DEPOSITOR AND BENEFICIARY EACH WAIVE, AND THEY AGREE THAT THEY SHALL NOT SEEK FROM ESCROW AGENT UNDER ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION ANY THEORY IN TORT), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT.

Escrow Agreement (Single Depositor)
14.
Jury Trial Waiver. DEPOSITOR, BENEFICIARY AND ESCROW AGENT EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR ANY CONTEMPLATED TRANSACTION HEREIN, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

15.
Governing Law and Jurisdiction. The parties hereto agree that this Agreement shall be governed exclusively under and in accordance with the laws of the State of California. All parties hereto each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

16.
Attorneys Fees, Costs and Expenses. In any action or proceeding between Escrow Agent and any other party to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

17.
Term and Termination. Unless terminated earlier, this Agreement shall remain in effect until all amounts received by the Escrow Agent have been disbursed as provided herein above. In no case will the termination of this Agreement relieve the parties of their responsibility to pay any fees due to the Escrow Agent and payable under this Agreement.

18.
Resignation of the Agent. The Agent reserves the right to resign as Escrow Agent at any time by giving thirty days advance written notice to Depositor and Beneficiary. Within thirty days after receipt of said notice of resignation, Depositor and Beneficiary shall inform the Escrow Agent of a successor escrow agent to which the Escrow Agent shall distribute the property then held hereunder, less its fees, costs and expenses (including counsel fees and expenses). If Depositor and Beneficiary are unable to appoint a successor escrow agent within thirty days and there is property held under this Agreement, then Depositor and Beneficiary shall cause the property to be disbursed in accordance with Section 6.

19.	Amendment. The provisions of this Agreement may only be altered, modified or amended by instrument in writing duly executed by all of the Parties hereto.

20.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original of one and the same document.

21.
Notices. Any notice or other communication shall be in writing and shall be sent by United States mail, overnight courier or facsimile to the noted addresses set forth below the parties signatures. For all purposes hereof any notice so mailed shall be as effectual as though served upon the person of the party to whom it was mailed at the time of the deposit in the United States mail or faxed.

22.
Business Days. Unless otherwise specified herein, all “days” referred to in this Agreement shall be business days. Whenever under the terms hereof the time giving a notice or performing an act falls upon a Saturday, Sunday or federal holiday, such time shall be extended to the next following business day.

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Escrow Agreement (Single Depositor)
The Depositor and Beneficiary each state that they have read the foregoing Agreement, understand and agree to it, and acknowledge receipt of a copy of the same. The Depositor and the Beneficiary further acknowledge that this Agreement shall not be effective until signed by the Escrow Agent.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year of the last signature below.

Depositor: World Energy Solutions, Inc.			Beneficiary: Co-eXprise, Inc.

By:		By:

Name & Title: James Parslow, CFO			Name & Title: William R. Blair

Date:			Date:

Address for Notices:			Address for Notices:

Attn:	James Parslow	Attn:	Joseph M. Funtal

	446 Main St.		6021 Wallace Rd. Ext. Suite 300

	Worcester, MA 01608		Wexford, PA 15090

Tel: 508-459-8106			Tel: 724-933-1180

Fax: 508-459-8101			Fax: 724-933-1150

Email: _jparslow@worldenergy.com____			Email: jfuntal@co-exprise.com___________

Escrow Agent:

Silicon Valley Bank

By:

Name & Title: Arlene D. Clifton, Operations Advisor III

Date:
Address for Notices:
Attn: Deposit Escrow Services
Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Tel: (408) 654-6324
Fax: (408) 496-2417
Toll Free Fax: (877)546-9413
Email: escrowservices@svbank.com

Escrow Agreement (Single Depositor)
Exhibit A
Fees Schedule
In accordance with Section 7 of this Agreement, the following fees are due to the Escrow Agent:

Type of Fee:	Amount	Due:	Responsible Party:

Escrow Fee*:	$2,500 (non-refundable)	Payable at the time the escrow account is established	Depositor

Renewal Fee: (if applicable)	$1,250 (non-refundable)	Payable on the first and subsequent anniversaries of the escrow account	Depositor

Disbursement Fees:	• $25.00 — wire transfers to SVB accounts	Per disbursement per payee.	Depositor

	• $65.00 — wire transfers to U.S. banks	Payable at the time of the disbursement.

• $80.00 — wire transfer to non U.S. banks

*	An additional fee of up to $500 may be charged if revisions to the agreement are requested (you will be notified if the additional fee applies at the time of the request).

Escrow Agreement (Single Depositor)
Exhibit B

Delivery Instructions
In accordance with Section 3 of this Agreement, all funds to be deposited to the Escrow Account should be delivered as follows:
Remittance Via Wire Transfer:
Account Name: World Energy Solutions, Inc / Co-eXprise, Inc Escrow Account

Bank:	Silicon Valley Bank
Account #:

ABA #:	121140399

Address:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

Escrow Agreement (Single Depositor)
Exhibit C
Escrow Account Disbursement Instructions
Silicon Valley Bank
Deposit Escrow Services
3003 Tasman Drive
Santa Clara, CA 95054
Fax: (408) 496-2516
Escrow Agreement dated:
Depositor:   World Energy Solutions, Inc
Beneficiary: Co-eXprise, Inc
This letter is delivered pursuant to Section 6 of the Escrow Agreement, by and among the Depositor, Beneficiary and Silicon Valley Bank as Escrow Agent. The Depositor and Beneficiary hereby instruct Escrow Agent to release funds from the Escrow Account to the party/parties via wire per below.
$

Name on Account:
Bank Name:
Account Number:
Bank ABA/Routing Number:
Reference:

$

Name on Account:
Bank Name:
Account Number:
Bank ABA/Routing Number:
Reference:
The undersigned has caused its duly authorized representative to execute this letter as of the date hereof.
Sincerely,

DEPOSITOR: World Energy Solutions, Inc	BENEFICIARY: Co-eXprise, Inc.

By:	By:

Name & Title:	Name & Title:

Date:	Date: